CUMBERLAND PHARMACEUTICALS REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS

- Caldolor® approved for pain and fever in Canada

NASHVILLE, Tenn., (August 2, 2012) — Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on hospital acute care and gastroenterology markets, today announced second quarter 2012 financial results.

Net Revenues: For the three months ended June 30, 2012, net revenues were $12.4 million, compared to $14.4 million in the prior year period.

For the six months ended June 30, 2012, net revenue was $22.6 million compared with $25.1 million for the six months ended June 30, 2011. Prior year revenues were boosted by an increase in Acetadote volume due to shortages of competitive products.

Operating Expenses: Total operating expenses for the three months ended June 30, 2012, were $10.4 million compared with $10.8 million for the prior year period. This decrease was driven by lower selling and marketing expenses partially offset by an increase in research and development expenses. For the six months ended June 30, 2012, total operating expenses were $20.0 million, the same as the prior year period ended June 30, 2011.

Net Income: Net income attributable to common shareholders for the three months ended June 30, 2012, was $1.7 million, or $0.09 per diluted share, compared to $2.2 million, or $0.11per diluted share, for the prior year period.

For the six months ended June 30, 2012, net income attributable to common shareholders was $2.2 million, or $0.11 per diluted share, compared with $2.9 million, or $0.14 per diluted share, for the same period in 2011.

Cash Flow: For the six months ended June 30, 2012, operating cash flows were $3.2 million compared to $4.9 million for the six months ended June 30, 2011.

Balance Sheet: As of June 30, 2012, Cumberland had $70.5 million in cash and securities, with approximately $52.3 million in cash and equivalents and $18.2 million in marketable securities. Total assets at June 30, 2012, were $95.4 million.

“As we reach the halfway point in 2012, we are beginning to see the impact of the new commercial strategy that was announced earlier this year,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals.  “Acetadote® and Kristalose® have both resumed a growth trajectory and Caldolor sales are gaining momentum with a growing number of facilities stocking and approving the product.”

Company Highlights

Caldolor®

Caldolor was approved for marketing in Canada for pain and fever indications in the second quarter of 2012. Cumberland’s partner Alveda Pharmaceuticals has now commenced launch activities in support of the commercialization of Caldolor in Canada.

Enrollment in the Phase IV pediatric pain study to support Caldolor has now been completed. This clinical study is evaluating the product for the treatment of pain in children involved 160 tonsillectomy patients ages 6 through 16. The resulting data is being gathered and the Company expects to provide topline results once the initial analysis of the data is completed. Enrollment in the Caldolor pediatric fever study and two adult studies continues.

Conference Call and Webcast

A conference call and live Internet webcast will be held on Thursday, August 2, 2012, at 5:00 p.m. Eastern Time to discuss the Company’s second quarter 2012 financial results. To participate in the call, please dial 877-303-1298 (for U.S. callers) or 253-237-1032 (for international callers). A rebroadcast of the teleconference will be available for one week and can be accessed by dialing 855-859-2056 (for U.S. callers) or 404-537-3406 (for international callers). The Conference ID for the rebroadcast is 99440842. The live webcast and rebroadcast can be accessed via Cumberland’s website at http://investor.shareholder.com/cpix/events.cfm.

About Cumberland Pharmaceuticals

Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the acquisition, development and commercialization of branded prescription products. The Company’s primary target markets include hospital acute care and gastroenterology. Cumberland’s marketed products include Acetadote® (acetylcysteine) Injection, for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, and Kristalose® (lactulose) for Oral Solution, a prescription laxative. Cumberland is dedicated to providing innovative products that improve quality of care for patients. For more information, please visit the Company’s website at www.cumberlandpharma.com.

About Acetadote

Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is the only injectable product approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. Serious anaphylactoid reactions, including death in a patient with asthma, have been reported in patients administered acetylcysteine intravenously. Acetadote should be used with caution in patients with asthma or where there is a history of bronchospasm. The total volume administered should be adjusted for patients weighing less than 40 kg and for those requiring fluid restriction. To avoid fluid overload, the volume of diluent should be reduced as needed. If volume is not adjusted fluid overload can occur, potentially resulting in hyponatremia, seizure and death. For full prescribing information, visit www.acetadote.net.

About Caldolor

Caldolor is indicated for the management of mild to moderate pain, for management of moderate to severe pain as an adjunct to opioid analgesics, and for the reduction of fever in adults. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs, patients with asthma, urticarial, or allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. Caldolor should be used with caution in patients with prior history of ulcer disease or GI bleeding, in patients with fluid retention or heart failure, in the elderly, those with renal impairment, heart failure, liver impairment, and those taking diuretics or ACE inhibitors. Blood pressure should be monitored during treatment with Caldolor. For full prescribing information, including boxed warning, visit www.caldolor.com.

About Kristalose

Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Initial dosing may produce flatulence and intestinal cramps, which are usually transient. Excessive dosage can lead to diarrhea with potential complications such as loss of fluids, hypokalemia and hypernatremia. Nausea and vomiting have been reported. Use with caution in diabetics. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing information, visit www.kristalose.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s results of operations. These factors include market conditions, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis or failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, maintaining an effective sales and marketing infrastructure and other factors discussed in the Company’s Form 10-K filed with the SEC on March 7, 2012 and Form 10-Q for the quarter ended March 31, 2012 to be filed with the SEC on or before May 15, 2012. There can be no assurance that results anticipated by the Company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.

Investor Contact:	Media Contact:
Elizabeth Davis Corporate Relations (615) 255-0068 edavis@cumberlandpharma.com	Rebecca Kirkham Lovell Communications (615) 297-7766 rebecca@lovell.com

SOURCE: Cumberland Pharmaceuticals Inc.

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$52,273,392	$70,599,146
Marketable securities	18,245,440	–
Accounts receivable, net of allowances	4,991,612	7,082,890
Inventories	7,316,606	5,774,694
Other current assets	3,430,107	3,851,337

Total current assets	86,257,157	87,308,067

Property and equipment, net	1,100,253	1,119,339
Intangible assets, net	7,373,013	7,023,064
Other assets	650,173	67,846

Total assets	$95,380,596	$95,518,316

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$2,936,081	$1,513,548
Other current liabilities	4,195,985	5,086,400

Total current liabilities	7,132,066	6,599,948
Revolving line of credit	4,359,951	4,859,951
Other long-term liabilities	674,973	1,223,148

Total liabilities	12,166,990	12,683,047

Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock — no par value; 100,000,000 shares authorized;19,699,237 and 20,020,535 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	68,500,397	70,272,155
Retained earnings	14,824,160	12,656,662

Total shareholders’ equity	83,324,557	82,928,817

Noncontrolling interests	(110,951)	(93,548)

Total equity	83,213,606	82,835,269

Total liabilities and equity	$95,380,596	$95,518,316

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Net and Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net revenues	$12,366,940	$14,389,741	$22,623,152	$25,056,668

Costs and expenses:
Cost of products sold	1,103,005	1,283,160	1,951,555	2,070,098
Selling and marketing	5,491,964	5,904,444	10,472,517	11,193,028
Research and development	1,553,343	1,027,048	2,957,365	2,036,721
General and administrative	2,164,098	2,371,506	4,429,123	4,373,510
Amortization of product license right	114,599	171,726	226,646	343,453

Total costs and expenses	10,427,009	10,757,884	20,037,206	20,016,810

Operating income	1,939,931	3,631,857	2,585,946	5,039,858

Interest income	76,074	52,260	148,355	95,169
Interest expense	(16,720)	(79,604)	(39,147)	(295,647)

Income before income tax expense	1,999,285	3,604,513	2,695,154	4,839,380

Income tax expense	(263,031)	(1,436,365)	(545,059)	(1,959,949)

Net and comprehensive income	1,736,254	2,168,148	2,150,095	2,879,431

Net loss attributable to noncontrolling interests	8,036	9,471	17,403	19,348

Net income attributable to common shareholders	$1,744,290	$2,177,619	$2,167,498	$2,898,779

Earnings per share attributable to common shareholders
- basic	$0.09	$0.11	$0.11	$0.14
- diluted	$0.09	$0.11	$0.11	$0.14
Weighted-average shares outstanding
- basic	19,771,167	20,471,621	19,889,583	20,458,842
- diluted	19,996,805	20,661,719	20,117,246	20,719,714

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities:
Net income	$2,150,095	$2,879,431
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization expense	441,199	527,301
Stock-based compensation — nonemployees	75,444	44,574
Stock-based compensation — employees	315,344	315,513
Excess tax benefit derived from exercise of stock options	(854,988)	(1,516,569)
Noncash interest expense	12,038	123,654
Net unrealized investment gains	(34,604)	—
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	2,091,278	325,760
Inventory	(1,541,912)	230,591
Other current assets and other assets	(173,889)	704
Accounts payable and other accrued liabilities	1,362,385	2,009,529
Other long-term liabilities	(596,911)	(5,141)

Net cash provided by operating activities	3,245,479	4,935,347

Cash flows from investing activities:
Additions to property and equipment	(178,886)	(105,838)
Purchases of marketable securities	(18,356,482)	—
Proceeds from marketable securities	145,646	—
Additions to intangibles	(519,719)	(46,344)

Net cash used in investment activities	(18,909,441)	(152,182)

Cash flows from financing activities:
Principal payments on note payable	—	(1,333,334)
Net repayments on line of credit	(500,000)	—
Proceeds from exercise of stock options	545,601	523,507
Excess tax benefit derived from exercise of stock options	854,988	1,516,569
Payments made in connection with repurchase of common shares	(3,562,381)	(1,551,847)

Net cash used in financing activities	(2,661,792)	(845,105)

Net (decrease) increase in cash and cash equivalents	(18,325,754)	3,938,060

Cash and cash equivalents at beginning of period	70,599,146	65,893,970

Cash and cash equivalents at end of period	$52,273,392	$69,832,030

Non-cash investing and financing activities:
Net change in unpaid additions to intangibles, property and equipment	$73,457	$40,070

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